Exhibit 99.1

China Automotive Systems Reports Fourth Quarter
and Fiscal Year 2021 Results

WUHAN, China, March 30, 2022-- China Automotive Systems, Inc. (NASDAQ: CAAS) ("CAAS" or the "Company"), a leading power steering components and systems supplier in China, today announced its unaudited financial results for the fourth quarter and the audited results for the fiscal year ended December 31, 2021.

Fourth Quarter 2021 Highlights

•	Net sales declined by 5.3% to $138.8 million from $146.5 million in the fourth quarter of 2020

•	Gross margin was 14.2% compared with 15.6% in the fourth quarter of 2020

•	Income from operations was $0.6 million compared to loss from operations of $4.0 million in the fourth quarter of 2020

•	Net income attributable to parent company's common shareholders was $5.0 million, or diluted net income per share of $0.16, compared to a net loss of $3.2 million, or diluted loss per share of $0.10 in the fourth quarter of 2020.

Fiscal Year 2021 Highlights

•	Net sales were $498.0 million compared to $417.6 million in 2020

•	Gross profit increased by 30.4% to $72.1 million compared to $55.3 million in 2020. Gross margin increased to 14.5% from 13.3% in 2020

•	Operating income was $5.5 million compared to operating loss of $8.1 million in 2020

•	Diluted net income per share was $0.36 in 2021 compared to diluted loss per share of $0.16 in 2020

•	Total cash and cash equivalents, pledged cash and short-term investments were $161.3 million

•	Net cash flow provided by operating activities was $28.3 million.

Mr. Qizhou Wu, Chief Executive Officer of CAAS, commented, “We are pleased to report that our operations returned to profitability in the fourth quarter in a challenging macroeconomic environment. According to the China Association of Automobile Manufacturers, overall sales of automobiles in China only grew by 3.8% in 2021. Our net sales increased by 19.3% year-over-year to $498.0 million in 2021 as sales in the domestic Chinese passenger market, our revenue from North America and our Brazilian operations all had strong growth. Our electric power steering (“EPS”) revenue increased 86.0% year-over-year and represented 23.2% of total revenues in 2021 compared with 14.8% a year ago. To enhance our New Energy Vehicle (“NEV”) products, we purchased a 40% interest in Sweden’s Sentient AB, and we also developed new steering for Alfa Romeo’s first luxury plug-in-hybrid SUV, the model 2021 Tonale.”

“We are encouraged for the 2022 year as passenger vehicle sales have risen in the first two months of 2022 and government policies have become more growth oriented,” Mr. Wu concluded.

Mr. Jie Li, Chief Financial Officer of CAAS, commented, “We maintained our financial strength as total cash and cash equivalents, pledged cash and short-term investments were $161.3 million, or approximately $5.23 per share at year end. We continued to generate strong free cashflow.”

Fourth Quarter of 2021

In the fourth quarter of 2021, net sales decreased by 5.3% to $138.8 million compared to $146.5 million in the same quarter of 2020. The net sales decrease was mainly due to a change in the product mix and lower demand for automobiles in the fourth quarter of 2021 compared with the fourth quarter of 2020.

Gross profit was $19.7 million in the fourth quarter of 2021, compared to $22.8 million in the fourth quarter of 2020. Gross margin in the fourth quarter of 2021 was 14.2% compared to 15.6% in the fourth quarter of 2020, primarily due to lower sales volume and a change in product mix.

Gain on other sales was $1.8 million in the fourth quarter of 2021, compared to $1.4 million in the fourth quarter of 2020.

Selling expenses were $3.4 million in the fourth quarter of 2021, compared to $5.6 million in the fourth quarter of 2020. Selling expenses represented 2.4% of net sales in the fourth quarter of 2021, compared to 3.8% in the fourth quarter of 2020.

General and administrative expenses ("G&A expenses") were $7.6 million in the fourth quarter of 2021, compared to $14.3 million in the same period in 2020. G&A expenses represented 5.5% of net sales in the fourth quarter of 2021, compared to 9.8% of net sales in the fourth quarter of 2020. The significantly higher G&A expenses in the fourth quarter of 2020 were mainly attributable to a one-time, non-recurring expected credit loss provision of $6.4 million related to a customer’s bankruptcy reorganization proceeding.

Research and development expenses ("R&D expenses") were $9.9 million in the fourth quarter of 2021, compared to $8.3 million in the fourth quarter of 2020. R&D expenses represented 7.1% of net sales in the fourth quarter of 2021, compared to 5.7% in the fourth quarter of 2020. Higher R&D expenses were mainly related to higher investments in EPS and NEV products.

Income from operations was $0.6 million in the fourth quarter of 2021, compared with a loss from operations of $4.0 million in the fourth quarter of 2020. Increase in the income from operations in the fourth quarter of 2021 was mainly due to a 25.9% year-over-year decrease in total operating expenses as both selling and G&A expenses declined significantly.

Interest expense was $0.5 million in the fourth quarter of 2021, compared to $0.4 million in the fourth quarter of 2020.

Financial expense was $1.5 million in the fourth quarter of 2021, compared with $2.0 million in the fourth quarter of 2020.

Loss before income tax expenses and equity in earnings of affiliated companies was $0.4 million in the fourth quarter of 2021, compared to a loss of $5.7 million in the fourth quarter of 2020.

Income tax expense was $0.7 million in the fourth quarter of 2021, compared to an income tax expense of $1.9 million for the fourth quarter of 2020, mainly due to a change in the valuation allowance recognized in the fourth quarter of 2021.

Net income attributable to parent company's common shareholders was $5.0 million in the fourth quarter of 2021 compared to net loss attributable to parent company's common shareholders of $3.2 million in the fourth quarter of 2020. The net loss in the fourth quarter of 2020 was mainly due to a one-time, non-recurring $6.4 million expected credit loss provision for a customer’s bankruptcy reorganization, net of minority interests. Diluted income per share was $0.16 in the fourth quarter of 2021, compared to diluted loss per share of $0.10 in the fourth quarter of 2020.

The weighted average number of diluted common shares outstanding was 30,853,822 in the fourth quarter of 2021, compared to 31,851,776 in the fourth quarter of 2020.

Fiscal Year 2021

Net sales increased by 19.3% to $498.0 million in 2021, compared to $417.6 million in 2020. The increase was mainly due to the recovery in net sales in the first half of 2021 from the COVID-19 pandemic’s impact on automobile sales in China and North America. In 2021, sales of hydraulic products increased by 7.6% year-over-year while total sale of EPS systems increased by 86.0% year-over-year. EPS sales represented 23.2% of total revenue in 2021 compared with 14.8% in 2020. Net sales of vehicle steering systems to the Company’s North American customers increased by 10.4% year-over-year in 2021.

Gross profit in 2021 increased by 30.4% to $72.1 million, compared to $55.3 million in 2020. The gross margin increased to 14.5% from 13.3% in 2020 mainly due to changes in the product mix.

Gain on other sales amounted to $4.4 million, generally consistent with $4.3 million in 2020.

Selling expenses were $18.3 million in 2021 compared to $14.5 million in 2020, mainly due to higher transportation expenses. Selling expenses represented 3.7% of net sales in 2021, compared to 3.5% in 2020.

G&A expenses declined 11.6% to $24.4 million in 2021 from $27.6 million in 2020. The decrease was mainly due to a decreased provision of allowance for doubtful accounts related to one customer’s bankruptcy reorganization in November 2020, which was partially offset by higher personnel costs. G&A expenses represented 4.9% of net sales in 2021 compared to 6.6% of net sales in 2020.

R&D expenses were $28.2 million in 2021, compared to $25.7 million in fiscal year 2020. The increase was primarily due to higher investment in EPS products. R&D expenses were 5.7% of net sales in 2021, compared to 6.2% of net sales in 2020.

Income from operations was $5.5 million in 2021, compared to a loss from operations of $8.1 million in 2020. The income was mainly due to a 30.4% increase in gross profit, with an offsetting impact of a 4.6% increase in total operating expenses in 2021. The loss in 2020 was primarily due to lower net sales and a one-time, non-recurring expected credit loss provision related to a customer’s bankruptcy reorganization.

Interest expense was $1.4 million in 2021, a slight decline from the $1.6 million in 2020.

Net financial expense was $2.4 million in 2021, compared with $4.9 million in 2020, primarily due to a decrease in foreign exchange losses.

Income before income tax expenses and equity in earnings of affiliated companies was $8.4 million, compared to a loss before income tax expenses and equity in earnings of affiliated companies of $12.2 million in fiscal year 2020. The change was primarily due to generating income from operations and lower net financial expense in 2021.

Net income attributable to parent company's common shareholders was $11.1 million in 2021 compared to net loss attributable to parent company's common shareholders of $5.0 million in 2020. The loss in 2020 was mainly due to lower sales and a one-time, non-recurring $6.4 million expected credit loss provision from a customer’s bankruptcy reorganization, net of minority interests. Diluted net income per share was $0.36 in 2021 compared to diluted loss per share of $0.16 in 2020.

The weighted average number of diluted common shares outstanding was 30,855,431 in 2021 compared to 31,077,196 in 2020.

Balance Sheet

As of December 31, 2021, total cash and cash equivalents, pledged cash and short-term investments were $161.3 million. Total accounts receivable including notes receivable were $210.3 million. Accounts payable including notes payable were $228.0 million and short-term bank loans were $47.6 million. Total parent company stockholders' equity was $321.0 million as of December 31, 2021, compared to $303.2 million as of December 31, 2020. Net cash flow from operating activities was $28.3 million in 2021, compared with $57.4 million in 2020. Cash paid to acquire property, plant and equipment and land use rights was $9.3 million in 2021, compared with $15.8 million in 2020.

Business Outlook

Management provides revenue guidance for the fiscal year 2022 of $510 million. This target is based on the Company's current views on operating and market conditions, which are subject to change.

Conference Call

Management will conduct a conference call on March 30, 2022 at 8:00 A.M. EDT/8:00 P.M. Beijing Time to discuss these results. A question and answer session will follow management's presentation. To participate, please call the following numbers 10 minutes before the call start time and ask to be connected to the "China Automotive Systems" conference call with pin 435179:

Phone Number: +1-888-506-0062 (North America)

Phone Number: +1-973-528-0011 (International)

Mainland China Toll Free: +86-400-120-3199

A replay of the call will be available on the Company’s website under the investor relations section.

About China Automotive Systems, Inc.

Based in Hubei Province, the People's Republic of China, China Automotive Systems, Inc. is a leading supplier of power steering components and systems to the Chinese automotive industry, operating through ten Sino-foreign joint ventures. The Company offers a full range of steering system parts for passenger automobiles and commercial vehicles. The Company currently offers four separate series of power steering with an annual production capacity of over 6 million sets of steering gears, columns and steering hoses. Its customer base is comprised of leading auto manufacturers, such as China FAW Group, Corp., Dongfeng Auto Group Co., Ltd., BYD Auto Company Limited, Beiqi Foton Motor Co., Ltd. and Chery Automobile Co., Ltd. in China, and Fiat Chrysler Automobiles (FCA) and Ford Motor Company in North America. For more information, please visit: http://www.caasauto.com.

Forward-Looking Statements

This press release contains statements that are "forward-looking statements" as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. These forward-looking statements include statements regarding the qualitative and quantitative effects of the accounting errors, the periods involved, the nature of the Company's review and any anticipated conclusions of the Company or its management and other statements that are not historical facts. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. As a result, the Company's actual results could differ materially from those contained in these forward-looking statements due to a number of factors, including those described under the heading "Risk Factors" in the Company's Form 10-K annual report filed with the Securities and Exchange Commission on March 30, 2021, and in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. If the outbreak of COVID-19 is not effectively and timely controlled, our business operations and financial condition may be materially and adversely affected as a result of the deteriorating market outlook for automobile sales, the slowdown in regional and national economic growth, weakened liquidity and financial condition of our customers or other factors that we cannot foresee. Any of these factors and other factors beyond our control, could have an adverse effect on the overall business environment, cause uncertainties in the regions where we conduct business, cause our business to suffer in ways that we cannot predict and materially and adversely impact our business, financial condition and results of operations. A prolonged disruption or any further unforeseen delay in our operations of the manufacturing, delivery and assembly process within any of our production facilities could continue to result in delays in the shipment of products to our customers, increased costs and reduced revenue. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

For further information, please contact:

Jie Li

Chief Financial Officer

China Automotive Systems, Inc.

jieli@chl.com.cn

Kevin Theiss

Investor Relations

Tel: +1-212-510-8922 (new)

Tel: +1-212-521-4050 (old)

Email: Kevin@awakenlab.com

-Tables Follow –

China Automotive Systems, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands of USD, except share and per share amounts)

	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$131,695	$97,248
Pledged cash	27,804	30,813
Short-term investments	1,756	10,139
Accounts and notes receivable, net - unrelated parties (Allowance for credit losses of $11,961 and $9,853, respectively)	195,729	216,519
Accounts and notes receivable, net - related parties (Allowance for credit losses of $898 and $1, respectively)	14,607	17,621
Advance payments and others, net - unrelated parties (Allowance for credit losses of $55 and $58, respectively)	12,696	14,471
Advance payments and others - related parties	600	522
Inventories	116,493	88,325
Total current assets	501,380	475,658
Non-current assets:
Property, plant and equipment, net	127,721	141,004
Land use rights, net	10,732	10,774
Intangible assets, net	1,812	1,730
Operating lease assets	138	257
Long-term time deposits	8,135	4,688
Other receivables, net (Allowance for credit losses of $50 and $58, respectively)	358	179
Advance payment for property, plant and equipment - unrelated parties	2,284	3,615
Advance payment for property, plant and equipment - related parties	810	3,284
Long-term investments	36,966	49,766
Deferred tax assets	10,144	13,846
Other non-current assets	16,312	2,759
Total assets	$716,762	$707,560

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Bank and government loans	$47,592	$44,238
Accounts and notes payable - unrelated parties	214,590	212,522
Accounts and notes payable - related parties	13,464	12,730
Customer deposits	2,400	1,482
Accrued payroll and related costs	10,984	13,405
Accrued expenses and other payables	50,332	55,607
Taxes payable	12,326	13,149
Operating lease liabilities - current portion	128	122
Amounts due to shareholders/directors	-	344
Advances payable (current portion)	-	885
Total current liabilities	351,816	354,484
Long-term liabilities:
Advances payable	2,028	3,722
Operating lease liabilities - non-current portion	22	149
Other long-term payable	-	1,126
Deferred tax liabilities	4,380	4,280
Long-term taxes payable	21,075	23,884

Total liabilities	379,321	387,645
Commitments and Contingencies

Mezzanine equity:
Redeemable non-controlling interests	553	523

Stockholders’ Equity
Common stock, $0.0001 par value - Authorized - 80,000,000 shares Issued – 32,338,302 and 32,338,302 shares at December 31, 2021 and 2020, respectively	3	3
Additional paid-in capital	63,731	64,273
Retained earnings-
Appropriated	11,481	11,303
Unappropriated	226,363	215,491
Accumulated other comprehensive income	24,717	17,413
Treasury stock – 1,486,526 and 1,486,526 shares at December 31, 2021 and 2020, respectively	(5,261)	(5,261)
Total parent company stockholders’ equity	321,034	303,222
Non-controlling interests	15,854	16,170
Total stockholders’ equity	336,888	319,392
Total liabilities, mezzanine equity and stockholders’ equity	$716,762	$707,560

China Automotive Systems, Inc. and Subsidiaries

Consolidated Statements of Income and Loss

(In thousands of USD, except share and per share amounts)

	Year Ended December 31,
	2021	2020
Net product sales ($65,131 and $53,222 sold to related parties for the years ended December 31, 2021 and 2020)	$497,993	$417,636
Cost of products sold ($31,580 and $23,879 purchased from related parties for the years ended December 31, 2021 and 2020)	425,914	362,295
Gross profit	72,079	55,341
Net gain on other sales	4,368	4,320
Operating expenses:
Selling expenses	18,278	14,506
General and administrative expenses	24,423	27,581
Research and development expenses	28,228	25,723
Total operating expenses	70,929	67,810
Operating income/(loss)	5,518	(8,149)
Other income, net	6,668	2,438
Interest expense	(1,437)	(1,592)
Financial expense, net	(2,350)	(4,897)
Income/(loss) before income tax expenses and equity in earnings of affiliated companies	8,399	(12,200)
Less: Income taxes	4,004	2,163
Add: Equity in earnings of affiliated companies	6,331	4,092
Net income/(loss)	10,726	(10,271)
Net loss attributable to non-controlling interest	(352)	(5,300)
Accretion to redemption value of redeemable non-controlling interests	(28)	(9)
Net income/(loss) attributable to parent company’s common shareholders	11,050	(4,980)

Net income/(loss) attributable to parent company’s common shareholders per share -
Basic	$0.36	$(0.16)

Diluted	$0.36	$(0.16)

Weighted average number of common shares outstanding -
Basic	30,851,776	31,077,196
Diluted	30,855,431	31,077,196

China Automotive Systems, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income or Loss

(In thousands of USD unless otherwise indicated)

	Year Ended December 31,
	2021	2020
Net income/(loss)	10,726	(10,271)
Other comprehensive income:
Foreign currency translation gain	7,784	22,386
Comprehensive income	18,510	12,115
Comprehensive income/(loss) attributable to non-controlling interest	128	(3,789)
Accretion to redemption value of redeemable non-controlling interest	(28)	(9)
Comprehensive income attributable to parent company	$18,354	$15,895

China Automotive Systems, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

(In thousands of USD, except share and per share amounts)

	2021	2020
Common Stock
Balance at January 1, 2021 and 2020 – 32,338,302 and 32,338,302 shares, respectively	$3	$3
Balance at December 31, 2021 and 2020 – 32,338,302 and 32,338,302 shares, respectively	$3	$3

Additional Paid-in Capital
Balance at January 1	$64,273	$64,466
Acquisition of the non-controlling interest in USAI	-	(29)
Acquisition of the non-controlling interest in Changchun Hualong	-	(76)
Deemed distribution to shareholders	-	(88)
Share-based compensation	88	-
Acquisition of the non-controlling interest in Wuhu	(630)	-
Balance at December 31	$63,731	$64,273

Retained Earnings - Appropriated
Balance at January 1	$11,303	$11,265
Appropriation of retained earnings	178	38
Balance at December 31	$11,481	$11,303

Unappropriated
Balance at January 1	$215,491	$221,298
Net income/(loss) attributable to parent company	11,078	(4,971)
Accretion of redeemable non-controlling interests	(28)	(9)
Cumulative effect of accounting change - credit loss	-	(789)
Appropriation of retained earnings	(178)	(38)
Balance at December 31	$226,363	$215,491

Accumulated Other Comprehensive Income/(Loss)
Balance at January 1	$17,413	$(3,462)
Net foreign currency translation adjustment attributable to parent company	7,304	20,875
Balance at December 31	$24,717	$17,413

Treasury Stock
Balance at January 1, 2021 and 2020 – 1,486,526 and 1,164,257 shares, respectively	$(5,261)	$(4,261)
Repurchase of common stock in 2021 and 2020 – nil and 322,269 shares, respectively	-	(1,000)
Balance at December 31, 2021 and 2020 – 1,486,526 and 1,486,526 shares, respectively	$(5,261)	$(5,261)

Total parent company stockholders’ equity	$321,034	$303,222

Non-controlling Interest
Balance at January 1	$16,170	$20,250
Net foreign currency translation adjustment attributable to non-controlling interest	480	1,511
Net loss attributable to non-controlling interest	(352)	(5,300)
Acquisition of the non-controlling interest in Wuhu	(444)	-
Cumulative effect of accounting change - credit loss	-	(102)
Acquisition of the non-controlling interest in USAI	-	29
Acquisition of the non-controlling interest in Changchun Hualong	-	(5)
Contribution by non-controlling shareholder of Wuhu Hongrun	-	217
Dividends declared to non-controlling interest holders of non-wholly owned subsidiaries	-	(430)
Balance at December 31	$15,854	$16,170

Total stockholders' equity	$336,888	$319,392

China Automotive Systems, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands of USD unless otherwise indicated)

	Year Ended December 31,
	2021	2020
Cash flows from operating activities:
Net income/(loss)	$10,726	$(10,271)
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Share-based compensation	88	-
Depreciation and amortization	27,113	22,057
Deferred income taxes	4,020	2,205
Allowance for credit losses	2,738	6,238
Equity in net earnings of affiliates	(6,331)	(4,092)
Government subsidy reclassified from advances payable	(1,253)	-
Loss on disposal of fixed assets	389	129
Government subsidy	-	287
(Increase)/decrease in:
Accounts and notes receivable	26,560	7,295
Advance payments and others	1,439	1,176
Inventories	(25,684)	(109)
Increase/(decrease) in:
Accounts and notes payable	(2,801)	27,248
Customer deposits	870	93
Accrued payroll and related costs	(2,721)	1,073
Accrued expenses and other payables	(4,081)	7,069
Taxes payable	(4,501)	(3,474)
Advances payable	1,700	502
Net cash provided by operating activities	28,271	57,426

Cash flows from investing activities:
Purchase of short-term investments and long-term time deposits	(63,478)	(60,055)
Proceeds from maturities of short-term investments	69,351	53,393
(Decrease)/increase in demand loans and employee housing loans included in other receivables	(171)	165
Loan to a related party	-	(151)
Repayment of loan from a related party	154	-
Cash received from property, plant and equipment sales	150	1,495
Cash paid to acquire property, plant and equipment and land use rights (including $1,965 and $2,668 paid to related parties for the years ended December 31, 2021 and 2020, respectively)	(9,260)	(15,825)
Cash paid to acquire intangible assets	(642)	(741)
Cash received from long-term investment	20,621	3,322
Investment under equity method	(308)	(5,360)
Cash prepaid for investment under equity method	(13,454)	-
Net cash provided by/(used in) investing activities	2,963	(23,757)

Cash flows from financing activities:
Proceeds from bank and government loans	53,209	39,813
Repayment of bank loans and government loans	(50,803)	(53,046)
Payment to broker agents for repurchase of common stock	-	(2,990)
Repayments of the borrowing under sale and leaseback transaction	(4,450)	(4,163)
Deemed distribution to shareholders	-	(88)
Acquisition of non-controlling interest	(1,075)	(81)
Cash received from capital contributions by non-controlling interest holder	-	722
Net cash used in financing activities	(3,119)	(19,833)

Cash and cash equivalents affected by foreign currency	3,323	7,822
Net increase in cash and cash equivalents	31,438	21,658
Cash, cash equivalents and pledged cash at beginning of year	128,061	106,403
Cash, cash equivalents and pledged cash at end of year	$159,499	$128,061

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

	Year Ended December 31,
	2021	2020
Cash paid for interest	$1,843	$2,751
Cash paid for income taxes	$3,398	$3,229

SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITIES:

Non-cash investing activities:

	Year Ended December 31,
	2021	2020
Property, plant and equipment recorded during the year which previously were advance payments	$8,543	$11,838
Accounts payable for acquiring property, plant and equipment	$1,510	$2,024
Accounts receivable in exchange for short-term investments	$-	$223